Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Investor Contact: Joseph Marczely 610-263-8277 joseph.marczely@airgas.com	Media Contact: Sarah Boxler 610-263-8260 sarah.boxler@airgas.com

Airgas Reports Fiscal 2016 Second Quarter Earnings

•	Diluted EPS of $1.31, up 1% over prior year diluted EPS

•	Total sales up 1% over prior year; organic sales flat

•	Returned $315 million to shareholders through share repurchases and dividends in the second quarter

•	Year-to-date free cash flow* of $169 million, up 15% over prior year

•	Updated fiscal year 2016 diluted EPS guidance to $4.90 to $5.00, representing 1% to 3% growth over fiscal 2015 diluted EPS; prior fiscal year 2016 diluted EPS guidance was $4.90 to $5.05

RADNOR, PA – October 27, 2015 – Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported earnings per diluted share of $1.31 for its second quarter ended September 30, 2015, up 1% compared to the prior year earnings per diluted share of $1.30, in line with the Company’s expectations and reflective of the challenging economic conditions.
Second quarter sales increased 1% over the prior year to $1.4 billion. Organic sales were flat compared to the prior year, with gas and rent up 3% and hardgoods down 5%. In the Distribution segment, organic sales were down 1% compared to the prior year, with gas and rent up 2% and hardgoods down 5%. In the All Other Operations segment, organic sales were up 8%, primarily driven by increased sales in the refrigerants, CO2 and dry ice businesses. Acquisitions contributed sales growth of 1% in the quarter on both a consolidated basis and in the Distribution segment and 8% in the All Other Operations segment.
“Our results continue to reflect the challenging industrial economy with sales to customers in our energy and chemical, and manufacturing and metal fabrication end markets down year-over-year in the mid-single digits. However, our diversified end customer markets and continued strength in non-residential construction, together with tight expense management, helped to mitigate the impact of the sales declines in those end markets,” said Airgas President and Chief Executive Officer Michael L. Molinini. “The quarterly results demonstrated the resilience of our business during difficult economic times. In addition, despite flat sales and earnings, cash flow remains strong, with year-to-date free cash flow* up 15% over the prior period.”
Selling, distribution, and administrative expenses increased 3% over the prior year, with operating costs associated with acquired businesses accounting for approximately half of the increase. The balance of the increase primarily reflects the incremental costs to support strong organic sales growth in the All Other Operations segment. Selling, distribution, and administrative expenses in the Distribution segment increased 0.6% over the prior year, excluding the impact of operating costs associated with acquired businesses.
Operating margin was 12.4%, down 50 basis points compared to the prior year, primarily reflecting the impact of the increase in selling, distribution, and administrative expenses in the current low organic sales growth environment related to our Distribution segment.

Year-to-date free cash flow* was $169 million, up 15% over the prior year, and adjusted cash from operations* was $386 million, up 8% over the prior year. During the second quarter, the Company repurchased 2.8 million shares on the open market for $271 million, reflecting an average price of $97.98 per share. During the first quarter, the Company repurchased 1.0 million shares on the open market for $104 million, reflecting an average price of $103.84 per share. At September 30, 2015, $125 million was available under the current authorized share repurchase program.
Return on capital* was 11.6% for the 12 months ended September 30, 2015, down 50 basis points compared to the prior year.
From the beginning of its fiscal year through October, the Company has acquired 12 businesses with aggregate annual sales of approximately $80 million.
Guidance
“While we are encouraged by the continued strong levels of non-residential construction activity, our strong cash flow, the progress our new District Managers are making and acquisition activity, the overall weak industrial demand tempers our near-term optimism. We continue to focus on expense management and are generally limiting our new hires and backfills to only critical customer-facing and safety-sensitive roles. We have identified geographic and end market areas with significant slowdowns and are currently reducing headcount in those areas. Long-term, we believe the fundamental growth prospects for the U.S. economy are strong. The significant investments we have made and continue to make in our gas business position Airgas for industry leading growth,” said Airgas Executive Chairman Peter McCausland. “Consistent with our demonstrated track record, we remain committed to delivering sustainable long-term value to our customers and shareholders.”
For the third quarter of fiscal year 2016, the Company expects earnings per diluted share in the range of $1.15 to $1.20, compared to prior year earnings per diluted share of $1.23. Third quarter guidance includes a $0.02 to $0.03 per diluted share negative year-over-year impact from near term net cost pressure related to helium diversification and supply extension initiatives and a net $0.03 per diluted share benefit from share repurchases made through September 30. Third quarter guidance assumes a year-over-year organic sales growth rate of flat to down one percent.
For the full fiscal year 2016, the Company expects earnings per diluted share in the range of $4.90 to $5.00, reflecting a 1% to 3% increase over prior year earnings per diluted share. Full year guidance includes a $0.00 to $0.04 per diluted share negative year-over-year impact from variable compensation reset following a below-budget year as well as a $0.07 to $0.09 per diluted share negative year-over-year impact from near term net cost pressure related to helium diversification and supply extension initiatives and a net $0.09 per diluted share benefit from share repurchases made through September 30. Full year guidance assumes a year-over-year organic sales growth rate in the low single digits.
Third quarter and full fiscal year 2016 guidance does not include the impact of any additional share repurchases that may occur subsequent to September 30 under the Company’s current authorized share repurchase program. The Company’s previous full fiscal year 2016 earnings per diluted share guidance was $4.90 to $5.05.
The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Tuesday, October 27, 2015. The teleconference will be available by calling 888-359-3610 (U.S./Canada) or 719-325-2133 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Relations” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through November 24 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through November 3. To listen, call 888-203-1112 (U.S./Canada) or 719-457-0820 (International) and enter passcode 1552616.
* See attached reconciliations and computations of non-GAAP adjusted cash from operations, free cash flow, and return on capital financial measures.

About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. Approximately 17,000 associates work in more than 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

# # #
This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: our expectations regarding our fiscal 2016 third quarter and full fiscal year 2016 organic sales growth and earnings per diluted share; our management of expenses, including limited hiring plans and reduction of certain employees; and expenses relating to our helium diversification and supply extension initiatives. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects,” and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the impact from the decline in oil prices on our customers; adverse changes in customer buying patterns or weakening in the operating and financial performance of our customers, any of which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic conditions and uncertainty in the energy sector; the impact of the strong dollar on our manufacturer customers that export; customer acceptance of price increases; increases in energy costs and other operating expenses at a faster rate than our ability to increase prices; changes in customer demand resulting in our inability to meet minimum product purchase requirements under long-term supply agreements and the inability to negotiate alternative supply arrangements; supply cost pressures; shortages and/or disruptions in the supply chain of certain gases, including helium; EPA rulings and the impact in the marketplace of U.S. compliance with the Montreal Protocol as related to the production and import of Refrigerant-22 (also known as HCFC-22 or R-22); our ability to successfully build, complete in a timely manner and operate our new facilities; higher than expected expenses associated with the expansion of our telesales business, e-Business platform, the adjustment of our regional management structures, our strategic pricing initiatives and other strategic growth initiatives; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our ability to achieve anticipated acquisition synergies; operating costs associated with acquired businesses; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; the impact of changes in credit market conditions on our customers; our ability to effectively leverage our new SAP system to improve the operating and financial performance of our business; changes in tax and fiscal policies and laws; increased expenditures relating to compliance with environmental and other regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulations; the overall U.S. industrial economy; catastrophic events and/or severe weather conditions; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its March 31, 2015 Form 10-K, June 30, 2015 Form 10-Q and other forms filed by the Company with the SEC.
Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$1,374,569	$1,357,755	$2,724,279	$2,671,342

Costs and expenses:
Cost of products sold (excluding depreciation)	601,173	600,534	1,198,339	1,183,940
Selling, distribution and administrative expenses	515,379	500,375	1,029,155	995,088
Depreciation	79,251	73,160	157,326	145,795
Amortization	8,621	7,905	16,736	15,657
Total costs and expenses	1,204,424	1,181,974	2,401,556	2,340,480

Operating income	170,145	175,781	322,723	330,862

Interest expense, net	(15,262)	(18,562)	(29,298)	(34,701)
Other income, net	112	81	1,537	1,950
Earnings before income taxes	154,995	157,300	294,962	298,111

Income taxes	(56,961)	(58,988)	(108,693)	(110,947)
Net earnings	$98,034	$98,312	$186,269	$187,164
Net earnings per common share:
Basic earnings per share	$1.33	$1.32	$2.50	$2.52
Diluted earnings per share	$1.31	$1.30	$2.47	$2.48
Weighted average shares outstanding:
Basic	73,836	74,561	74,540	74,417
Diluted	74,632	75,754	75,397	75,616
See accompanying notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	September 30, 2015	March 31, 2015
ASSETS
Cash	$58,074	$50,724
Trade receivables, net	720,210	708,227
Inventories, net	471,369	474,070
Deferred income tax asset, net	58,641	58,072
Prepaid expenses and other current assets	107,405	124,591
TOTAL CURRENT ASSETS	1,415,699	1,415,684

Plant and equipment, net	3,074,251	2,951,766
Goodwill	1,361,031	1,313,644
Other intangible assets, net	263,441	244,519
Other non-current assets	49,516	47,997
TOTAL ASSETS	$6,163,938	$5,973,610

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$198,667	$206,187
Accrued expenses and other current liabilities	350,320	346,879
Short-term debt	557,105	325,871
Current portion of long-term debt (a)	250,099	250,110
TOTAL CURRENT LIABILITIES	1,356,191	1,129,047

Long-term debt, excluding current portion (a, b)	1,956,366	1,748,662
Deferred income tax liability, net	843,678	854,574
Other non-current liabilities	90,582	89,741
Stockholders’ equity	1,917,121	2,151,586
Total liabilities and stockholders’ equity	$6,163,938	$5,973,610
See accompanying notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$186,269	$187,164
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	157,326	145,795
Amortization	16,736	15,657
Deferred income taxes	(11,705)	(6,702)
Gain on sales of plant and equipment	(2,365)	(1,338)
Stock-based compensation expense	19,572	20,833

Changes in assets and liabilities, excluding effects of business acquisitions:
Trade receivables, net	(5,971)	(12,812)
Inventories, net	6,632	(7,226)
Prepaid expenses and other current assets	17,957	(5,395)
Accounts payable, trade	(11,732)	6,513
Accrued expenses and other current liabilities	2,923	2,514
Other, net	(3,981)	(3,085)
Net cash provided by operating activities	371,661	341,918

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(269,982)	(220,872)
Proceeds from sales of plant and equipment	10,665	10,634
Business acquisitions and holdback settlements	(98,144)	(29,834)
Other, net	763	716
Net cash used in investing activities	(356,698)	(239,356)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in short-term debt	230,667	45,112
Proceeds from borrowings of long-term debt (b)	467,617	306,254
Repayment of long-term debt	(259,305)	(403,757)
Financing costs	(3,044)	(2,398)
Purchase of treasury stock (c)	(374,706)	—
Proceeds from the exercise of stock options	12,406	19,830
Stock issued for the Employee Stock Purchase Plan	9,614	8,994
Excess tax benefit realized from the exercise of stock options	4,233	5,091
Dividends paid to stockholders	(88,515)	(81,942)
Change in cash overdraft	(6,580)	(3,595)
Net cash used in financing activities	(7,613)	(106,411)

Change in cash	$7,350	$(3,849)
Cash – Beginning of period	50,724	69,561
Cash – End of period	$58,074	$65,712
See accompanying notes.

Notes:

a)
In June 2015, the Company’s $250 million 2.95% senior notes maturing June 2016 were reclassified to the “Current portion of long-term debt” line item of the Company’s Condensed Consolidated Balance Sheet. In September 2015, the Company redeemed all $250 million of its outstanding 3.25% senior notes maturing October 2015.

b)	On August 11, 2015, the Company issued $400 million of 3.050% senior notes maturing on August 1, 2020.

c)
On May 28, 2015, the Company announced a $500 million share repurchase program. During the six months ended September 30, 2015, the Company repurchased 3.8 million shares on the open market at an average price of $99.54. At September 30, 2015, $125 million was available for additional share repurchases under the program.

d)
Business segment information for the Company’s Distribution and All Other Operations business segments is presented in the following tables. Amounts in the “Eliminations” column reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company’s All Other Operations business segment to the Distribution business segment.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	September 30, 2015				September 30, 2014
(In thousands)	Dist.	All Other Ops.	Elim.	Total	Dist.	All Other Ops.	Elim.	Total
Gas and rent	$734,852	$171,087	$(11,789)	$894,150	$718,743	$147,821	$(8,049)	$858,515
Hardgoods	479,416	1,009	(6)	480,419	498,267	974	(1)	499,240
Net sales	1,214,268	172,096	(11,795)	1,374,569	1,217,010	148,795	(8,050)	1,357,755
Cost of products sold (excluding depreciation)	530,578	82,390	(11,795)	601,173	531,867	76,717	(8,050)	600,534
Selling, distribution and administrative expenses	459,159	56,220	—	515,379	452,467	47,908	—	500,375
Depreciation	71,925	7,326	—	79,251	66,949	6,211	—	73,160
Amortization	7,430	1,191	—	8,621	6,881	1,024	—	7,905
Total costs and expenses	1,069,092	147,127	(11,795)	1,204,424	1,058,164	131,860	(8,050)	1,181,974
Operating income	$145,176	$24,969	$—	$170,145	$158,846	$16,935	$—	$175,781

	(Unaudited)				(Unaudited)
	Six Months Ended				Six Months Ended
	September 30, 2015				September 30, 2014
(In thousands)	Dist.	All Other Ops.	Elim.	Total	Dist.	All Other Ops.	Elim.	Total
Gas and rent	$1,452,494	$331,114	$(19,385)	$1,764,223	$1,415,308	$283,913	$(15,115)	$1,684,106
Hardgoods	957,682	2,383	(9)	960,056	985,314	1,925	(3)	987,236
Net sales	2,410,176	333,497	(19,394)	2,724,279	2,400,622	285,838	(15,118)	2,671,342
Cost of products sold (excluding depreciation)	1,051,818	165,915	(19,394)	1,198,339	1,052,800	146,258	(15,118)	1,183,940
Selling, distribution and administrative expenses	923,968	105,187	—	1,029,155	902,106	92,982	—	995,088
Depreciation	142,945	14,381	—	157,326	133,411	12,384	—	145,795
Amortization	14,592	2,144	—	16,736	13,605	2,052	—	15,657
Total costs and expenses	2,133,323	287,627	(19,394)	2,401,556	2,101,922	253,676	(15,118)	2,340,480
Operating income	$276,853	$45,870	$—	$322,723	$298,700	$32,162	$—	$330,862

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Return on Capital
Reconciliation and computation of return on capital:

	September 30,
(In thousands)	2015	2014
Operating income - trailing four quarters	$633,139	$636,014

Average of total assets	$6,017,416	$5,790,376
Average of current liabilities (exclusive of debt)	(552,086)	(536,100)
Average capital employed	$5,465,330	$5,254,276

Return on capital	11.6%	12.1%
The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow
Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Six Months Ended
	September 30,
(In thousands)	2015	2014
Net cash provided by operating activities	$371,661	$341,918

Adjustments to net cash provided by operating activities:
Stock issued for the Employee Stock Purchase Plan	9,614	8,994
Excess tax benefit realized from the exercise of stock options	4,233	5,091
Adjusted cash from operations	385,508	356,003

Capital expenditures	(269,982)	(220,872)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	10,665	10,634
Operating lease buyouts	42,624	1,349
Adjusted capital expenditures	(216,693)	(208,889)

Free cash flow	$168,815	$147,114

Net cash used in investing activities	$(356,698)	$(239,356)
Net cash used in financing activities	$(7,613)	$(106,411)
The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. The Company’s free cash flow financial measure has limitations and does not represent the residual cash flow available for discretionary expenditures. Certain non-discretionary expenditures such as payments on maturing debt obligations are excluded from the Company’s computation of its free cash flow financial measure. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from the adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.